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N-SAR ITEM 77H: CHANGES IN CONTROL OF REGISTRANT

Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

COLUMBIA VALUE AND RESTRUCTURING FUND

AS OF FEBRUARY 28, 2012

Name of Person                                     Ownership % of Series
--------------                                     ---------------------
Merrill Lynch Pierce Fenner & Smith                27.09%

AS OF AUGUST 31, 2012

Name of Person                                     Ownership % of Series
--------------                                     ---------------------
Charles Schwab & Co                                30.41%

CHANGES IN CONTROL PERSONS

                                                Date/Description of
                                                Transaction(s) Became a, or
Name of Person          Ownership % of Series   Ceased to be, Control Person
--------------          ---------------------   ----------------------------